UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2025

ARTELO BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-38951	33-1220924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Lomas Santa Fe, Suite 160 Solana Beach, CA USA	92075
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 925-7049

___________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARTL	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2025, Artelo Biosciences, Inc. (the “Company”) entered into an At-The-Market Offering Agreement (the “Sales Agreement”) with R.F. Lafferty & Co., Inc. (the “Manager”) to create an at-the-market equity program under which it may sell up to an aggregate of $6,500,000 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), from time to time through the Manager, as sales agent, subject to any applicable limits when using Form S-3 (the “ATM Offering”).

Upon delivery of a sales notice and subject to the terms and conditions of the Sales Agreement, the Manager may sell the Company’s common stock by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on The Nasdaq Capital Market, on any other existing trading market for the common stock or to or through a market maker. If the Company and the Manager agree on any method of distribution other than sales of shares of the Company’s common stock into The Nasdaq Capital Market or another existing trading market in the United States at market prices, the Company will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. The Company may instruct the Manager not to sell Shares if the sales cannot be effected at or above the price designated by the Company from time to time. The Company and the Manager may suspend the ATM Offering upon notice and subject to other conditions.

The Company will pay the Manager commissions, in cash, for its services in acting as agent in the sale of the Shares. The Manager will be entitled to compensation at a commission rate of 2.0% of the gross sales price per share of common stock sold. The Company will also reimburse the Manager for certain specified expenses in connection with the Sales Agreement. The Sales Agreement contains customary representations, warranties and agreements by the Company, indemnification obligations of the Company and the Manager, other obligations of the parties and termination provisions. The Company has no obligation to sell any of the Shares, and may at any time suspend offers under the Agreement.

The ATM Offering will terminate upon the earlier of (i) the sale of all shares of the Company’s common stock subject to the Sales Agreement or (ii) termination of the Sales Agreement as permitted therein. The Company and the Manager may each terminate the Sales Agreement at any time upon five (5) days’ prior notice..

The Company previously filed a Form S-3 that became effective on July 14, 2023 that included the registration of $75,000,000 of its shares of common stock in connection with a potential “at-the-market” offering. On July 18, 2025, the Company filed a prospectus supplement relating to the ATM Offering with the Securities and Exchange Commission.

The foregoing summary of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 to this Report and incorporated herein by reference. The Sales Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Sales Agreement and in the context of the specific relationship between the parties. The provisions of the Sales Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Agreement and are not intended as a document for investors and the public to obtain factual information about the Company’s current state of affairs. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

Attached as Exhibit 5.1 to this Report is the opinion of Fennemore Craig, P.C., relating to the legality of the issuance and sale of the Shares.

This Report shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit
1.1	At-The-Market Offering Agreement by and among the Company and R.F. Lafferty & Co., Inc., dated as of July 18, 2025
5.1	Opinion of Fennemore Craig, P.C.
23.1	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTELO BIOSCIENCES, INC.

Date: July 18, 2025	/s/ Gregory D. Gorgas
Gregory D. Gorgas
President & Chief Executive Officer

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